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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                           Advance Financial Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   007437106
                        ------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                              PAGE 2 OF 4 PAGES
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  CUSIP NO. 007437106
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      J. David Rosenberg
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          56,669
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          56,669
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      56,669
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------





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Item 1

     (a) Name of Issuer: Advance Financial Bancorp

     (b) Address of Issuer's Principal Executive Offices
         1015 Commerce Street
         Wellsburg, West Virginia 26070

Item 2

     (a) Name of Person Filing:  J. David Rosenberg

     (b) Address of Principal Business Office or, if none, Residence 3436 Vista Avenue
         Cincinnati, Ohio 45208

     (c) Citizenship: U.S.A.

     (d) Title of Class of Securities: Common Stock, par value $0.10 per share

     (e) CUSIP Number: 007437106

Item 3. If this Statement is Filed Pursuant to Rules 13d-1(b) or
        13d-2(b), check whether the Person Filing is a: N/A

Item 4. Ownership.

     (a)  See Item 9 of cover page.

     (b)  See Item 11 of cover page.

     (c)  See Items 5-8 of cover page.

     As reported on its Schedule 14A filed with the Securities and Exchange Commission on September 14, 2001, the issuer had 932,285 shares of common stock outstanding as of August 31, 2001. Based upon the number of outstanding shares, the reporting person beneficially owns 6.1% of the outstanding shares of the issuer's common stock.

Item 5.  Ownership of Five Percent or Less of a Class. N/A

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A

Item 8.  Identification and Classification of Members of the Group. N/A

Item 9.  Notice of Dissolution of a Group N/A

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     September 26, 2001
                                              ----------------------------------
                                                            Date

                                                   /s/ J. David Rosenberg
                                              ----------------------------------
                                                          Signature

                                                     J. David Rosenberg
                                              ----------------------------------
                                                          Name/Title